Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this '"Agreement") is made and entered into effective as of 9/22/14 (the "Effective Date") by and between Coronado Dermatology, Inc. (the "Company”) and Claude Maraoui ('"Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties", and individually referred to as a "Party".

Recitals

WHEREAS the Company desires to employ Executive and Executive desires to accept employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, in his position, Executive will have access to confidential information concerning the Company's business, its customers and employees; and

WHEREAS, the Company wishes to protect itself from unauthorized use of this information and to protect its investment in its employees, customer relationships and confidential information.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1.	Employment.

1.1         Title. Effective as of the Effective Date, Executive is employed by the Company in the position of President and CEO, subject to the terms and conditions set forth in this Agreement. ln his capacity as President and CEO, Executive shall report to the Company's Board of Directors (the "Board'') .

1.2         Term. The term of this Agreement shall begin the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the "Term").

1.3         Duties. Executive shall do and perform all services, acts or things necessary or advisable to conduct the business of the Company and that are normally associated with the position of President and CEO. Executive's performance of duties shall include finding and evaluating technologies, products, product candidates and/or medical devices from unaffiliated third party entities providing expertise on investments and strategies, and other duties the Board deems appropriate. Executive will devote his full business time, attention, knowledge and skills to the affairs of the Company and to his duties hereunder and will perform such duties diligently and to the best of his ability. Notwithstanding the foregoing, the Company acknowledges that Executive currently serves as a consultant to Medimetriks Pharmaceuticals, and Executive may continue such engagement during his employment by the Company, provided that Executive's performance of services for Medimctriks Pharmaceuticals does not interfere with Executive's performance of his duties to the Company, and provided further that such services for Medimetriks Pharmaceuticals does not constitute a violation of this Agreement or the PIIA (as defined below).

1.4         Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Company's Board, or any designated committee thereof. In the event that the terms of this Agreement differ from or are in conflict with the Company's policies or practices or the Company's Employee Handbook, this Agreement shall control.

1.5         Location. Unless the Parties otherwise agree in writing, during the Term, Executive shall perform his duties as described in Section 1.3 at his home office in Arizona. Notwithstanding the foregoing, Executive understands and agrees that the nature of his position will frequently require his presence at the Company's offices in New York, New York, and Executive will be present at such offices when and as deemed necessary by the Company. In addition, the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

1.6         Background Check. Executive understands, acknowledges and agrees that the Company's offer of employment pursuant to this Agreement is contingent upon satisfactory results of Executive's background and credit check.

1.7         Resources. The Company will provide the necessary funding and resources to support Executive's performance of his duties hereunder, as determined by the Board in its discretion.

2.	Loyalty; Restrictive Covenants.

2.1         Loyalty. During the Term, Executive shall devote Executive's full business time, attention, knowledge and skills to the affairs of the Company and to his duties hereunder, and will perform such duties diligently and to the best of his ability.

2.2         Agreements Protecting Confidential and Proprietary Information. In connection with and as a material condition of the Company's decision to offer Executive employment, Executive understands, acknowledges and agrees to promptly execute and be bound by certain restrictive covenants during and after his employment with the Company, as contained in the Company's Proprietary Information and Inventions Agreement ("PIIA"). A copy of the PIIA is attached to this Agreement as Exhibit A. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the provisions and restrictions set forth in the PIIA are reasonable and necessary to protect the Company's legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement.

2.3         Non-Competition and Non-Solicitation.

2.3.1        Purpose. Executive and the Company understand and agree that the purpose of this Section 2.3 is solely to protect the Company's legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company's competitive advantage, and is not intended to impair, nor will it impair, Executive's ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

2.3.2        Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)             "Affiliate" means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(ii)            "Business" means the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12 month period prior to, the termination of Executive's employment with the Company for any reason.

(iii)           "Customer" means any person or entity who is or was a customer or client of the Company or its Affiliates at the time of, or during the 12 month period prior to, the termination of Executive's employment with the Company for any reason.

(iv)            "Company Employee" means any person who is or was an employee of the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the termination of Executive's employment with the Company for any reason.

(v)             "Restricted Period" means (A) the period commencing on the date of termination of Executive's employment with the Company for any reason and ending six (6) months after such date if the date of termination is before the second anniversary of the Effective Date; or (B) the period commencing on the date of termination of Executive's employment with the Company for any reason and ending twelve (12) months after such date if the date of termination is on or after the second anniversary of the Effective Date; provided, however, in either case that the period shall be tolled and shall not run during any time Executive is in violation of this Section 2.3 , it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this Section 2.3 .

(vi)            "Territory" means the United States of America, it being understood that the Company's business is nationwide in scope and a nationwide restriction is reasonable and necessary to protect the Company's interests.

2.3.3        Non-Participation with the Company's Competitors. During his employment with the Company, Executive will not, on his own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during his employment with the Company, Executive will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined above). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2.3.3.

2.3.4        Non-Competition. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, (i) engage in the Business in the Territory ( other than on behalf of the Company), or (ii) hold a position based in or with responsibility for all or part of the Territory, with any person or entity engaging in the Business, whether as an employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive's employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

2.3.5        Non-Solicitation. During his employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive's own behalf or on behalf of any other party (except on behalf of the Company):

(i)	Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii)	Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(iii)	Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company; or

(iv)	Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment with the Company.

2.3.6        Reasonableness of Restrictions. Executive acknowledges and agrees that (i) his services to the Company under this Agreement are unique and extraordinary; (ii) the restrictive covenants in this Agreement are essential elements of Executive's employment by the Company and are reasonable given Executive's access to the Company's confidential information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of his employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living. Should any part or provision of this Section 2.3 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 2.3 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

2.3.7        Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive's obligations under this Section 2.3 and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive's obligations under this Section 2.3, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. Executive agrees to waive any requirement for the securing or posting of any bond in connection with such remedies. The Company will be entitled to recover its costs incurred in connection with enforcing this Section 2.3, including reasonable attorneys' fees and expenses.

3.	Compensation Of Executive.

3.1         Base Salary. The Company shall pay Executive a base salary at the annualized rate of Three Hundred Thousand Dollars ($300,000.00) (the "Base Salary"), less all applicable taxes, deductions and withholdings, to be paid in equal installments in accord with the Company's normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year and may be changed in the discretion of the CEO and/or the Board. The Base Salary may only be decreased in connection with a Company-wide decrease in executive compensation; provided, however that Executive shall not be subject to any greater percentage reduction than any other Company executive.

3.2         Annual Milestone Bonus. Each year, the compensation committee of the Board (the "Compensation Committee"), shall meet and establish the parameters of Executive's additional cash bonus (the "Annual Milestone Bonus"). Executive shall be eligible for an Annual Milestone Bonus of up to one hundred percent ( 100%) of his Base Salary then in effect. The amount of the Annual Milestone Bonus to be paid shall be based on Executive's attainment of certain financial, clinical development, and/or business milestones (the "Milestones") to be established annually by the Board or the Compensation Committee. The Milestones for 2014 shall be established as soon as practicable following the Effective Date. The determination of whether Executive has met the Milestones, and if so, the bonus amount (if any) that will be paid, shall be determined by the Board or the Compensation Committee in its reasonable discretion. Except as described in Sections 4.5.2 or 4.5.4 below, Executive must remain employed by the Company through and including the last day of the applicable calendar year in order to be eligible to earn or receive any Annual Milestone Bonus for that year. The Parties agree that Executive will be eligible for a pro rata bonus for 2014, provided that he remains employed by the Company through and including December 31 , 2014. The Annual Milestone Bonus shall be paid in cash as a single lump-sum payment no later than March 15 of the next following calendar year.

3.3         Corporate Development Compensation. Upon the closing by the Company of a Corporate Development Transaction (as defined below) occurring during the Term, the Company will issue to Executive shares of common stock in the Company representing fifteen percent (15%) of the total outstanding shares of common stock as of the date of the closing, subject to a Company repurchase right that lapses as the shares vest in accordance with the schedule below (the "Shares"). One half of the Shares will vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to Executive's continued employment with the Company on each such vesting date. The remaining one half of the Shares will vest upon the Company's achievement of certain sales and other performance related goals as described in a separate agreement to be entered between the Company and Executive at the time of the grant of the Shares. The Shares will granted pursuant to, and otherwise governed by, such separate agreement and the Company's applicable stock plan. For purposes of this Agreement, a "Corporate Development Transaction" means the license (including a co-marketing license agreement) or purchase of a technology, product, product candidate, or medical device by the Company from an unaffiliated third party entity, provided that such license, purchase, sale or investment occurs primarily as a result of Executive's efforts on the Company's behalf during the Term through Executive's own direct outreach or his network of contacts outside the Company ( as opposed to Corporate Development Transactions uncovered by other Company agents or that are sent to other Company agents through Company contacts such as board members, bankers, etc.) as determined by the Board in its sole discretion.

3.4             Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, subject to the Company' s reimbursement policies in effect from time to time.

3.5             Benefits. Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company's senior management employees.

3.6             Holidays and Vacation. Executive shall be eligible to accrue up to four (4) weeks of paid vacation per year and will receive paid Company holidays in accordance with Company policy. In addition, Executive will be entitled to three (3) personal days per calendar year. All available time off must be used in accord with the Company's policies and procedures. To the extent Executive would be entitled to a greater number of vacation days or personal days under any other Company policy, such other policy shall govern.

3. 7             Miscellaneous Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes required to be withheld pursuant to any applicable law or other amount properly requested by Executive.

4.             TERMINATION.

4.1             Termination by the Company. Executive's employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1     Termination by the Company for Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as defined below) by delivery of written notice to Executive in accordance with the procedures set forth in Section 4.6.2 below. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice or as of such other date as specified in the notice, subject to Section 4.6.2.

4.1.2     Termination by the Company without Cause. The Company may terminate Executive's employment under this Agreement without Cause at any time and for any reason or for no reason. Such termination shall be effective on the date Executive is so informed or as otherwise specified by the Company.

4.2             Termination by Resignation of Executive. Executive's employment with the Company is at will and may be terminated by Executive at any time and for any reason or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3             Termination for Death or Complete Disability. Executive's employment with the Company shall terminate effective upon the date of Executive's death or Complete Disability (as defined below).

4.4             Termination by Mutual Agreement of the Parties. Executive's employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5             Compensation Upon Termination.

4.5.1     Generally. When this Agreement is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, including, but not limited to, as applicable, any Base Salary owed to Executive, expenses reimbursement amounts owed to Executive, all unpaid amounts of the Annual Milestone Bonus(es) earned in the prior year, if any, Executive earned prior to the termination date by meeting the conditions set forth in Section 3 .2, and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.

4.5.2     Death or Complete Disability. If Executive' s employment under this Agreement is terminated by his death or Complete Disability, then, in addition to the amounts described in Section 4.5 .1 , and conditioned upon Executive (or his estate or heirs as applicable) executing and not revoking a release of claims in the form attached as Exhibit B (the "Release") within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive's Base Salary (at the rate in effect as of the termination) for a period of ninety (90) days beginning on the sixtieth (60th) day following the termination of Executive's employment with the Company, and (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement. The Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company' s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.5.3     Termination For Cause or Resignation without Good Reason. If Executive' s employment is terminated by the Company for Cause, or Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive the amounts described in Section 4.5.1. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.4     Termination Without Cause or Resignation For Good Reason. If Executive' s employment under this Agreement is terminated by the Company without Cause or Executive resigns for Good Reason, then, in addition to the amounts described in Section 4.5.1 , and conditioned upon Executive executing and not revoking the Release within the time periods specified therein, the Company will provide the following separation benefits: (i) the Company will continue Executive' s Base Salary (at the rate in effect as of the termination) for a period of (A) six (6) months if the termination occurs within two (2) years following the Effective Date, or (B) twelve (12) months if the termination occurs more than two (2) years following the Effective Date, in either case beginning on the sixtieth (60th) day following the termination of Executive' s employment with the Company; (ii) Executive shall be entitled to a pro-rata share of the Annual Milestone Bonus for the year in which the termination occurred, to be paid when and if such Annual Milestone Bonus would have been paid under this Agreement; and (iii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall pay the entire premium necessary to continue such coverage for Executive and Executive's eligible dependents until the conclusion of the time when Executive is receiving continuation of Base Salary payments or until Executive becomes eligible for group health insurance coverage under another employer's plan, whichever occurs first. The Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company's regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.6              Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1     Complete Disability. As used herein, "Complete Disability" means the inability of Executive, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days. For purposes of making a determination as to whether a Complete Disability exists, at the Company's request Executive agrees to make himself available and to cooperate in a reasonable examination by a licensed independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination.

4.6.2     Cause. As used herein, "Cause" means: (i) Executive's conviction of fraud, embezzlement or misappropriation with respect to the Company, (ii) Executive's material breach of a material term of this Agreement, (iii) Executive's material breach of the Proprietary Information and Inventions Agreement between Executive and the Company, (iv) Executive's breach of fiduciary duties to the Company, (v) Executive's willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the Board, (vi) Executive's conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, or (vii) Executive's willful or negligent misconduct that has a material adverse effect on the property, business, or reputation of the Company. For purposes of clauses (ii) through (vii), Executive shall have thirty (30) days after Executive's receipt of written notice thereof from the Company to cure any such failure, action or breach.

4.6.3     Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following events without Executive's consent: (i) a material reduction of Executive's Base Salary, except in connection with a Company-wide decrease in executive compensation, as provided in Section 3 .1 of this Agreement, (ii) a material diminution of Executive's authority, duties, or responsibilities, or (iii) the Company's material breach of this Agreement. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the date on which Executive discovers, or reasonably should have discovered, the existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 4.5.4 as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective immediately upon the expiration of the thirty (30) day cure period.

4.7              Survival of Certain Sections. Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, and 18 of this Agreement will survive the termination of this Agreement.

4.8              Section 409A Compliance. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute "deferred compensation" within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A") will not commence in connection with Executive's termination of employment unless and until Executive has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-l(h) (a "Separation From Service"), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the separation benefits payments provided for in this Agreement is a separate "payment" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-l(b)(4), 1.409A-l(b)(5) and 1.409A-1(b )(9). Executive and the Company agree to use their best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A of the Internal Revenue Code; provided, however, any such amendment will provide Executive substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder. However, if the Company determines that the Separation Benefits constitute "deferred compensation" under Section 409A and Executive is, on the termination of service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive' s Separation From Service, or (ii) the date of Executive' s death (such applicable date, the "Specified Employee Initial Payment Date"), the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the separation benefits in accordance with the applicable payment schedules set forth in this Agreement.

5.            GUARANTEE BY CORONADO BIOSCIENCES, INC.

Although Executive is an employee of the Company and not of Coronado Biosciences, Inc. (the Company's parent company), in the event that the Company fails or is unable to pay Executive the compensation due to him pursuant to this Agreement, upon notice from Executive, Coronado Biosciences will pay or ensure that the Company will pay such amounts to Executive. Coronado Biosciences' liability pursuant to this guarantee will in no event be greater than the amount that is due to Executive pursuant to this Agreement. In the event of any claim pursuant to this guarantee, Coronado Biosciences will have available to it all defenses and set-offs available to the Company.

6.            ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.            NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows :

If to the Company:

Coronado Dermatology, Inc.

Attn:

If to Executive:

Claude Maraoui
10020 N 111th Place
Scottsdale, AZ

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8.            CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

9.            INTEGRATION.

This Agreement, including all documents referenced herein, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive's employment and the termination of Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10.          AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.          WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.          SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties' intention with respect to the invalid or unenforceable term, or provision.

13.          INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.          ATTORNEYS FEES.

Except as otherwise prohibited by law, in the event a Party brings an action to enforce the terms of this Agreement, in addition to any other remedies, the prevailing party will be entitled to recovery of its reasonable attorneys' fees and costs incurred by it arising out of such breach or the defense thereof.

15.          REPRESENTATIONS AND WARRANTIES.

15.1 Obligations to Prior Employers. Executive represents and warrants to the Company that Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive's ability to perform the duties and obligations required of Executive hereunder. Executive further represents and warrants to the Company that he has not violated any confidentiality agreement or other similar obligation that he has to any former employer and that he has not disclosed any confidential or trade secret information belonging to any former employer to the Company or its agents. Executive agrees that he will not use confidential information and/or trade secrets belonging to any former employer in his employment with the Company or otherwise as a resource for building the business of the Company and will structure his and the Company's work environment and practices in such a way to ensure that any such information will not be used or disclosed during the course of his relationship with the Company.

15.2 Litigation Support. Both during and after Executive's employment with the Company, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, a "Proceeding"), other than a Proceeding initiated by or against Executive, Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be necessary in connection therewith. Any such cooperation shall be done at times mutually convenient for Executive and the Company, and the Company will ensure that any such cooperation does not interfere with any duties or obligations that Executive may have to a third party, including any future employer. The Company will reimburse Executive for Executive's out-of-pocket expenses related to such cooperation.

15.3 Future Employment. In the event of Executive's separation from the Company, regardless of the reason or cause of that separation, Executive agrees that for a period of twelve (12) months from the date his employment terminates, he will provide the Company with no fewer than three (3) business days' notice of his intent to accept employment with or for an organization other than Company for the express purpose of allowing the Company to determine if such proposed employment interferes with any of Executive's surviving obligations under this Agreement. The notice of intent to accept employment will identify the new employer, list Executive's anticipated title and describe his anticipated duties.

16.            COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

17.            JURISDICTION; VENUE.

The Parties agree that any litigation arising out of or related to this Agreement or Executive's employment by the Company shall be brought exclusively in any state or federal court in New York, New York. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive's employment by the Company in any other court.

18.            ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive's name and/or pictures of Executive taken in the course of Executive's provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[Remainder of Page Intentionally Left Blank. Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Coronado dermatology, inc.

9/22/2014
name:	date
position:

executive:

/s/ claude maraoui	9-22-14
claude maraoui	date

for purposes of section 5 only:
coronado biosciences, inc.

/s/ lindsay a. Rosenwald,md	9/22/2014
lindsay a. Rosenwald,md	date
chief executive officer

EXHIBIT A

EXHIBITB

Release of Claims

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this "Release") is made by Claude Maraoui ("Executive") into as of the date it is signed by Executive, as indicated on the signature page hereof.

Executive acknowledges that he previously executed an Employment Agreement (the "Agreement") that included, among other items, a promise of severance pay and other benefits by Coronado Dermatology, Inc. (the "Company") in certain situations, contingent upon Executive's execution of a release of claims. Pursuant to the terms of the Agreement and Company' s promise to provide severance pay and other benefits, Executive executes this Release.

Executive, on his own behalf and on behalf of his heirs, personal representatives, successors and assigns, hereby release and forever discharge the Company and each of its Affiliates and each and every one of their respective present and former shareholders, directors, officers, members, employees, agents, insurers, predecessors, successors and assigns (the "Released Parties"), of and from any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to date he signs this Release including, but not limited to, (i) any and all claims related to Executive's employment with Company and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in the Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of Company or its Affiliates; and (iv) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 , the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Older Workers Benefit Protection Act, any act relating to military service, any New York law related to human rights and/or civil rights, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise governing the employment relationship between Executive and Company (the "Released Claims"), except that notwithstanding anything contained in this Release, Executive understands that he is not releasing any claims which cannot by law be released.

Executive further covenants and agrees that he will not sue any of the Released Parties on any ground arising out of or related to any of the Released Claims. Executive acknowledges and agrees that this covenant does not preclude him from filing a charge or complaint with any government agency, to the extent permitted by law, but expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to him as a result of any such charge or complaint involving the Company.

In making this Release, Executive further represents and acknowledges that:

(a)             He is voluntarily entering into and signing this Release;

(b)            The claims waived, released and discharged in the above Release include any and all claims Executive has or may have arising out of or related to his employment with the Company and the termination of that employment, including any and all claims under the Age Discrimination in Employment Act;

(c)            Those claims waived, released and discharged in this Release do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the date he signs this Release;

(d)             The payments and benefits conditioned upon Executive's execution of this Release constitute consideration that Executive was not entitled to receive before the effective date of this Release absent the execution of this Release;

(e)             Executive was given twenty-one (21) days within which to consider this Release;

(f)            The Company has advised Executive of his right to consult with an attorney regarding this Release before executing the Release and encouraged him to exercise that right;

(g)            Executive may revoke this Release at any time within seven (7) days after the date he signs this Release, and this document will not become effective or enforceable until the eighth (8th) day after the date he signs this Release ( on which day this Release will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h)             EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

I hereby execute this Release on the               day of                           ,                   .

Claude Maraoui